Exhibit 10.2

EXHIBIT G

FORM OF HOLDBACK AGREEMENT

This HOLDBACK ESCROW AGREEMENT (this “Holdback Agreement”) is entered into as of February     , 2021 by and among             , a              (“Seller”),             , a              (“Buyer”), and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”).

A.    Concurrently herewith, Seller is conveying to Buyer certain real property, together with all improvements thereon, situated at 5037 Patata Street, in the City of South Gate (“City”), County of Los Angeles (“County”), State of California (“State”), which is more particularly described on Exhibit A attached to the Purchase Agreement and defined as the “Property” in the Purchase Agreement, in accordance with the terms of that certain Agreement of Purchase and Sale and Joint Escrow Instructions, by and between Seller and Buyer (the “Purchase Agreement”). Escrow Agent is acting as the title agent and the escrow agent under the Purchase Agreement.

B.    Buyer and Seller have agreed to hold back certain funds in the Escrow following the Closing, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties agree as follows.

1.    Capitalized Terms. Each initially capitalized term used herein shall have the same meaning as is given to such term in the Purchase Agreement unless expressly superseded by the terms of this Holdback Agreement.

2.    Escrow Agent. Seller and Buyer hereby appoint Escrow Agent as escrow agent under this Holdback Agreement. Buyer and Seller shall each be responsible for one half of all escrow fees associated with and incurred under this Agreement.

3.    Escrow Holdback; Duties of Escrow Agent.

3.1    Required Remediation Work. Except as expressly provided in Section 3.2 below, from and after the Closing Date, with oversight from DTSC, Buyer shall use commercially reasonable efforts to conduct and shall be solely responsible for the payment (subject to the Holdback Funds to the extent available pursuant to the express terms and conditions of this Holdback Agreement ) of all costs associated with the assessment, monitoring and remediation of volatile organic compounds in subsurface soil, soil vapor, and, potentially, groundwater on or emanating from the Property (the “VOC Issue”) and asbestos-containing materials (“ACM”) on or in the subsurface of the Property or that emanated from or was released or disposed of off the Property from ACM at the Property, before the Closing Date (the “Asbestos Issue”) (collectively, the VOC Issue and the Asbestos Issue shall be referred to as the “Known Environmental Condition”) as and to the extent required by the DTSC and the CACA (such work, the “Required Remediation Work”) in order to cause DTSC to issue a “no further action” (“NFA”) determination or other evidence of performance under the CACA for the Known Environmental Condition. Subject to the terms of this Holdback Agreement, Buyer shall take over responsibility of all Required Remediation Work, and in no event shall this Holdback Agreement expand or modify any of Seller’s obligations under the Purchase Agreement.

3.2    VOC Report. At Seller’s sole cost and with no right to reimbursement from the Holdback Funds (defined below), Seller’s consultant, Geosyntec, intends to prepare and submit (with

Buyer’s written approval) to the DTSC by approximately April 20, 2021 (“VOC Report Submittal Date”) a comprehensive report summarizing and analyzing all assessment and investigation activities associated with the VOC Issue, coupled with a comprehensive human health risk assessment of same (“VOC Report”); provided that, Seller shall provide Buyer with a draft copy of such VOC Report no less than five (5) business days prior to the VOC Report Submittal Date so that Buyer may review and approve the same prior to its submittal to the DTSC. Seller shall in good faith consider incorporating comments received by Buyer within such five (5) business day review period. The Parties understand the DTSC will use the VOC Report to determine if it will require any further assessment, monitoring, active remediation or other work associated with the VOC Issue.

3.3    Performance of Required Remediation Work. Except for the preparation of the VOC Report described in Section 3.2 above, the Required Remediation Work shall be performed by Ardent Environmental Group, Inc. (or such other contractor acceptable to Seller, whose approval of such contractors shall not be unreasonably withheld, conditioned or delayed) and approved by DTSC under the terms of the CACA. If Seller remains secondarily responsible for CACA performance under either the assignment to or assumption of the CACA by Buyer, then Buyer further agrees: (i) to provide Seller with drafts of all proposed submissions (including work plans, reports, correspondence or other deliverables) to DTSC or any other government authority asserting jurisdiction over the Known Environmental Conditions, and shall in good faith consider incorporating comments received by Seller within ten (10) business days unless circumstances reasonably require a shorter response time by Seller and the exigency and timing is communicated to Seller; (ii) to provide Seller with all correspondence, comments or other documents received from the DTSC or any other government authority asserting jurisdiction over the Known Environmental Conditions within seven (7) business days of receipt; and (iii) to provide Seller with reasonable advance notice of substantive meetings or calls with DTSC or any other government authority asserting jurisdiction over the Known Environmental Conditions and allow Seller, at its option, to participate in meetings or calls in a listening capacity.

3.4    Holdback Funds. At Closing, an aggregate amount equal to Ten Million Five Hundred Thousand and No/100 Dollars ($10,500,000.00) of the Purchase Price (the “Holdback Funds”) shall be retained in Escrow by Escrow Agent and held and disbursed in accordance with the terms and conditions of this Holdback Agreement. A portion of the Holdback Funds in the amount of Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000.00) (the “General Holdback Funds”) shall be applicable to Buyer’s General Remediation Costs (including, without limitation, Buyer’s VOC Remediation Costs) (as defined in Section 3.7 below) and a portion of the Holdback Funds in the amount of One Million and No/100 Dollars ($1,000,000.00) (the “VOC Holdback Funds”) shall be applicable solely to Buyer’s VOC Remediation Costs (as defined in Section 3.7 below) and no other portion of Buyer’s Remediation Costs. Subject to the use of the Holdback Funds in accordance with the express terms and conditions of this Holdback Agreement, Buyer acknowledges and agrees that all costs and expenses associated with Buyer’s General Remediation Costs (including, without limitation, all costs and expenses associated with the Known Environmental Conditions and the CACA) shall be at Buyer’s sole cost and expense. Escrow Agent shall invest the Holdback Funds with a federally-insured banking institution, and shall collect any interest payable thereon and retain such interest in escrow pursuant to the terms hereof. Without limiting other of Seller’s rights hereunder, in no event shall the amount of the Holdback Funds set forth above be increased, nor shall Seller have any obligation hereunder to pay any amounts to Buyer in excess of the Holdback Funds as specified above.

3.5    Disbursement of Holdback Funds. From time to time, but no more frequently than on a monthly basis, Buyer shall deliver a written draw notice (each such notice, a “Draw Notice”) to the Escrow Agent seeking payment of Buyer’s Remediation Costs (as defined in Section 3.7 below). Each Draw Notice shall copy Seller and include invoices, purchase orders, or other documentation evidencing the Buyer Remediation Costs which are the subject of that Draw Notice together with reasonable documentation evidencing the completion of that portion of the Required Remediation Work completed by Buyer to which such Draw Notice relates. The amount specified in the Draw Notice shall be released by Escrow Agent from the Holdback Funds to Buyer so as to compensate Buyer for the applicable portion of Buyer’s Remediation Costs relating to the applicable Draw Notice within ten (10) business days after submission, unless Seller shall have in good faith objected to the proposed request within seven (7) business days of receipt on the basis that the reimbursements being requested were not reasonably incurred for Required Remediation Work; Seller’s objection must include specific details of the objectionable costs and explain the basis for the objection. Unless Buyer specifies that Holdback Funds relating to a particular Draw Notice be released from the VOC Holdback Funds, and Seller consents to such request (such consent not to be unreasonably withheld, conditioned or delayed), all Holdback Funds released shall be deemed to be General Holdback Funds. In the event that Seller objects to a Disbursement Notice, or any portion thereof, Seller and Buyer shall meet and confer in good faith within ten (10) calendar days of Seller’s objection. If the Parties are unable to reach a mutually agreeable resolution of the objection, the disputed amount will be subject to the Dispute Resolution procedure set forth in Section 13, below. Subject to the provisions of this Section 3.5, within one hundred twenty (120) days after obtaining the NFA determination, Buyer shall submit a final Draw Notice to Seller and the Escrow Agent whereupon Escrow Agent shall release Holdback Funds to Buyer in an amount so as to compensate Buyer for the portion of the Buyer’s Remediation Costs relating to such final Draw Notice and release the remainder, if any, of the Holdback Funds to Seller.

3.6    Seller Cure Right. Notwithstanding anything to the contrary contained in this Holdback Agreement, if the DTSC or other entity demands performance by Seller of any Required Remediation Work, then (a) Seller shall provide notice of the same to Buyer, and (b) if Buyer fails (within ten (10) business days) to confirm in writing to Seller and the DTSC that Buyer will be solely responsible for the performance of all such Required Remediation Work or Buyer will assume responsibility for objecting to such Required Remediation Work on Seller’s behalf and if not successful, implementing the Required Remediation Work, then Seller shall have the right, but not the obligation, to perform the Required Remediation Work (“Seller Performed Remediation Work”) and access the Holdback Funds for the payment of such Required Remediation Work as provided below. Any Seller Performed Remediation Work shall be performed by Geosyntec or such other contractor approved DTSC under the terms of the CACA. Each Draw Notice submitted by Seller to Escrow Agent for Seller Performed Remediation Work shall copy Buyer and shall include invoices, purchase orders, or other documentation evidencing the out-of-pocket costs incurred (whether paid or payable) by Seller in undertaking and completing the Seller Performed Remediation Work which is the subject of that Draw Notice (“Seller Cure Costs”), together with reasonable documentation evidencing the completion of that portion of the Seller Performed Remediation Work completed by Seller to which such Draw Notice relates. The amount specified in the Draw Notice shall be released by Escrow Agent from the Holdback Funds to Seller so as to compensate Seller for the applicable portion of Seller’s Cure Costs relating to the applicable Draw Notice within ten (10) business days after submission, unless Buyer shall have in good faith objected to the proposed request within seven (7) business days of receipt on the basis that the reimbursements being requested were not reasonably incurred for Required Remediation Work; Buyer’s objection must include specific details of the objectionable costs and explain the basis for the objection. Unless Seller specifies that Holdback Funds relating to a particular Draw Notice be released from the VOC Holdback Funds, and Buyer consents to such request (such consent not to be unreasonably withheld, conditioned or delayed), all Holdback Funds released shall be deemed to be General Holdback Funds. In the event that Buyer objects to a Disbursement Notice, or any portion thereof, Seller and Buyer shall meet and confer in good faith within ten (10) calendar days of Buyer’s objection. If the Parties are unable to reach a mutually agreeable resolution of the objection, the disputed amount will be subject to the Dispute Resolution procedure set forth in paragraph 13, below.

3.7    Buyer’s Remediation Costs. For purposes of this Holdback Agreement, the term “Buyer’s General Remediation Costs” shall mean all out-of-pocket costs incurred (whether paid or payable) by Buyer on or after the date of this Holdback Agreement in undertaking and completing the Required Remediation Work, including, without limitation, DTSC oversight costs, contractor costs and expenses, consultant costs and expenses, permit fees, laboratory costs, monitoring costs, offsite access fees required for access to offsite properties including, without limitation, reasonable legal fees incurred to obtain access, and off-site mitigation costs associated with the CACA and implementation of the Required Remediation Work. The term “Buyer’s General Remediation Costs” shall not include, nor shall any Holdback Funds be available to Buyer for: (a) costs associated with any actions taken or work performed by Buyer that are not required (i) to obtain access to offsite properties to perform the Required Remediation Work or (ii) by the CACA or by a governmental agency with oversight over the Known Environmental Condition (it being understood and agreed that the DTSC will have oversight of the work as will the South Coast Air Quality Management District and the City of South Gate), (b) the planning or installation of any and all vapor intrusion mitigation systems (“VIMS”), such as vapor barriers, sub-slab de-pressurization systems, sealing of floors, and integration of heating and ventilation mitigation measures; (c) procurement of environmental insurance (except that the insurance costs of contractors and consultants performing the Required Remediation Work shall be included in Buyer’s General Remediation Costs); (d) the planning, permitting, or construction of redeveloped buildings or other improvements at the Property, (e) demolition of any and all buildings and improvements (including but not limited to handling and disposal of building materials in such buildings and improvements) and/or (f) construction of new buildings or improvements at the Property, (g) legal fees and costs (other than as set forth above with regard to access to offsite properties). For purposes of this Holdback Agreement, the term “Buyer’s VOC Remediation Costs” shall mean all out-of-pocket costs incurred (whether paid or payable) by Buyer in undertaking and completing that portion of the Required Remediation Work relating solely to the VOC Issue and shall also exclude all of the items set forth in (a) through (g) above. Buyer’s General Remediation Costs and Buyer’s VOC Remediation Costs are referred to herein collectively as “Buyer’s Remediation Costs”. Buyer acknowledges and agrees that all costs in connection with any of the items set forth in items (a) through (g) above shall be at Buyer’s sole expense without any right to the Holdback Funds in connection with the same.

4.    Indemnity. Buyer and Seller hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities, costs and expenses including, without limitation, court costs and attorneys’ fees, which may be imposed upon or incurred by Escrow Agent in connection with its acceptance and holding of the Holdback Funds and the management thereof or the performance of its duties hereunder, except for the negligence of Escrow Agent or any willful violation of this Holdback Agreement by Escrow Agent. Escrow Agent shall have no liability hereunder to Buyer or to Seller except for its negligence or willful misconduct and shall have no liability for acting in accordance with the terms of this Holdback Agreement. Escrow Agent shall be entitled to rely upon any writing believed by it in good faith to be genuine and shall have no obligation to verify the accuracy of any facts stated therein or the authority of any person signing on behalf of Buyer or Seller to take such action. If any dispute arises with respect to the disbursement of any monies, Escrow Agent may continue to hold the same or commence an action in interpleader and in connection therewith remit the same to a court of competent jurisdiction pending resolution of such dispute, and the parties hereto hereby indemnify and hold harmless Escrow Agent for any action taken by it in good faith in the execution of its duties hereunder.

5.    No Modification. This Holdback Agreement exclusively and completely states the rights of the parties with respect to the Holdback Funds. No modification, variation, termination, discharge or abandonment hereof and no waiver of any of the provisions or conditions hereof shall be valid unless in writing and signed by duly authorized representatives of the parties or the successor or assigns thereof.

6.    Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall be deemed to constitute one instrument. Each party hereto, and their respective successors and assigns, shall be authorized to rely upon the signatures of all parties hereto which are delivered by facsimile, email or other electronic means as constituting duly authorized, irrevocable, actual, current delivery of this Amendment.

7.    Notices. Any notice required or permitted to be given hereunder shall be given in accordance with the requirements of the Purchase Agreement, provided that notices to the Escrow Agent shall be delivered to the following address:

Seller:	Armstrong Flooring, Inc., a Delaware corporation 2500 Columbia Ave P.O. Box 3025 Lancaster, PA 17604 Attn: Christopher S. Parisi, General Counsel Email: csparisi@armstrongflooring.com with copies to:

Faegre Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, Pennsylvania 19103

Attn: Bonnie Allyn Barnett

Email: bonnie.barnett@faegredrinker.com

and

Elkins Kalt Weintraub Reuben Gartside LLP

10345 W. Olympic Blvd.

Los Angeles, CA 90064

Attn: Kenneth A. Ehrlich

Email: kehrlich@elkinskalt.com

Buyer:

South Gate Owner, LP     c/o Overton Moore Properties

19300 South Hamilton Avenue, Suite 200

Gardena, CA 90248

Attn: Timur Tecimer, CEO

Email: ttecimer@omprop.com

and

Greenberg Traurig, LLP

2200 Ross Avenue, Suite 5200

Dallas, TX 75201

Attn: Bud Doxey & Wes Smith

Email: doxeyb@gtlaw.com & smithwe@gtlaw.com

8.    Successors and Assigns. This Holdback Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

9.    Partial Invalidity. If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Holdback Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Holdback Agreement shall be valid and be enforced to the fullest extent permitted by law.

10.    Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Holdback Agreement. Whenever required by the context of this Holdback Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Holdback Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections are to this Holdback Agreement. All exhibits referred to in this Holdback Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Holdback Agreement is not a business day, the action shall be taken on the next succeeding business day.

11.    Choice of Law. The parties hereto expressly agree that this Holdback Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

12.    Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Holdback Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom.

13.    Dispute Resolution. Buyer and Seller agree that should any dispute arise under this Holdback Agreement which cannot be amicably resolved, including any dispute concerning a Disbursement Notice, the dispute shall be submitted immediately submitted to JAMS arbitration pursuant to JAMS Streamlined Arbitration Rules & Procedures, and the prevailing party in any such action shall be entitled to an award (through such JAMS arbitration) for recovery of all reasonable attorneys’ fees, expenses and costs of such arbitration. The arbitration shall be binding upon the parties In connection with any such JAMS arbitration, Buyer and Seller hereby agree to expedite the discovery, adjudication and decision process and shall each cooperate with one another and the JAMS arbitrator to establish and agree upon an expedited timeline for the completion of the same. Any arbitrator selected by the parties shall be knowledgeable in environmental law and/or remediation technologies, depending upon the nature of the dispute.

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IN WITNESS WHEREOF, the parties have executed this Holdback Agreement as of the day and year first above written.

SELLER:

,
a

By:
Name:
Its:

BUYER:

a

By:
Name
Its:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ESCROW AGENT:

By:
Name:
Its: